Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) dated June 22, 2006, pertaining to the 2006 Equity Incentive Plan, 2004 Equity Incentive Plan and 2005 Equity Incentive Plan for Israeli Employees of our report dated March 7, 2006, except as to Note 13(a), as to which the date is April 6, 2006 with respect to the consolidated financial statements and schedule included in the Prospectus of Omrix Biopharmaceuticals, Inc. (Form S-1/A No. 333-131107), dated April 20, 2006, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
June 22, 2006	A Member of Ernst & Young Global

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